Exhibit 10.3

SUMMARY OF DOCUMENTS

The purposes of this document is to provide a description and summary of the agreements, all in the Portuguese language, regarding the premises currently used by Chipidea (defined below) in Lisbon, and it does not purport to substitute the actual agreements identified below but merely to provide a summary of those documents and a description of the situation underlying Chipidea’s premises in Lisbon as reflected by the agreements.

The terms defined herein shall have the same meaning throughout the document unless expressed otherwise.

This summary describes four agreements, and the addenda to two of these agreements, in order to describe the basis under which Chipidea has the right to lease and to acquire the property for its headquarters facility in Lisbon, Portugal and to conduct a sale and lease back of such property.  The four agreements, and addenda to two of these agreements, to which Chipidea is a party are described in sections 1.2.1, 1.2.2, 1.2.3, 1.2.4, 1.2.5 and 1.2.6 of this summary.

1.1.  SUMMARY OF SITUATION UNDERLYING THE PREMISES

Basically the summary of the situation resultant from the agreements summarised below is the following:

Tagusparque, the owner of Plot 21, and BCP, on November 5, 2004, executed a use and construction right agreement of Plot 21 with the purposes of BCP, in turn, executing with Chipidea a financial real estate lease in respect of that same plot, with the objective of BCP granting Chipidea the required funding for the acquisition of the use and construction right and building works of the premises in Plot 21.

This financial real estate lease agreement between Chipidea and BCP was executed on November 5, 2006.

On July 12, 2006, on the basis that it would exercise the option to acquire Plot 21 and the building built on the Plot, in result of the financial real estate lease agreement executed with BCP, Chipidea executed with Fundimo a promissory sale and purchase agreement for Plot 21, and correspondent buildings, through which Fundimo would acquire Plot 21 and the building on it.

In turn, both entities (Fundimo and Chipidea) also executed, on that same date, promissory real estate lease agreement with the purposes of Fundimo leasing to Chipidea the building in Plot 21 once it had acquired its property, through the execution of the definitive sale and purchase agreement for Plot 21 with Chipidea.

1.2.  AGREEMENTS

1.2.1.  Granting of a use and construction right

The granting of the use and construction right over Plot 21 (as defined below) is made up of a Public Deed grating the use and construction right, which includes as attachments, the clauses that regulate the terms and conditions of that right and the TagusPark - Parque de Ciência e Tecnologia de Lisboa Regulation.

1.2.1.1.  Parties, scope and date of execution of the agreement

The agreement has taken the form of a public deed, through which the use and construction right over a construction plot with the area of 7110m2, in Barcarena, in Parque de Ciência e Tecnologia de Oeiras, Taguspark, in the parish of Barcarena, Municipality of Oeiras, Portugal, registered in the Tax Department under article 3.206, and registered within the Real Estate Department of Barcarena under number 2188 (“Plot 21”), was granted by Tagusparque - Sociedade de Promoção e Desenvolvimento do Parque de Ciência e Tecnologia da Área de Lisboa (“Tagusparque”) to Banco Comercial Português, S.A. (“BCP”), on November 5, 2004.

The use and construction right includes a “ad aedificandum” meaning that it includes the right of construction and of maintenance of the resulting constructions - in the total area of 2.659m2 above soil.

The use and construction right shall be given in financial real estate lease to Chipidea - Microelectrónica, S.A. (“Chipidea”) for the development of the activities included within Chipidea’s corporate object.

1.2.1.2.  Term

The duration of the agreement is 50 years since November 5, 2004.

With the termination of the agreement Tagusparque will acquire the property over any real estate included in the Plot 21, not owing or having to pay any compensation in that respect.

Within 15 years from the date of execution of the agreement, BCP or any entity that holds the use and construction right may acquire the property of the land of Plot 21 as long as all the following conditions are met:

- this faculty is exercised within 12 months immediately following the term of the indicated period;

- at the date of exercise of the right of acquisition the use and construction right is still in effect;

- within the sale and purchase agreement Tagusparque is granted a right of first refusal in the sale of the real estate constructed in Plot 21, being this right of first refusal extended to all future acquisitions, and registered within all acquisition titles;

- the price of the property of the land, free from any encumbrances, is € 236.817 (on an updated basis), entirely paid-up on the date of the sale and purchase deed.

1.2.1.3.  Price

The price is € 947.269, paid on the execution of the agreement.

1.2.1.4.  Right of first refusal

Tagusparque has a right of first refusal in the sale of the use and construction right over Plot 21.

1.2.1.5.  Termination of the agreement

The agreement may be terminated if: (i) the administrative license of construction in reference to Plot 21 is not filed within a delay of 3 months from the date of execution of the agreement and the respective construction initiated within a delay of 1 year from the date in which the licensing act is notified to the entity requesting it; or (ii) an area equivalent to 40% of the total area of construction approved and licensed by Tagusparque, has not been concluded within a delay of 2 years from the date of beginning of its construction, except if the delay is not due to BCP or the lessee.

Terminating the agreement in result of any of the above-described situations shall imply that Tagusparque acquires the property of the existent real estate, as well as construction projects, not having BCP or any other entity that validly owns the use and construction right any compensation right. In this situation, Tagusparque is obliged to return to BCP, or any entity which occupies its contractual position in this agreement, the part of the price it has received correspondent to the period of time remaining until the term of the agreement.

It is also a cause to terminate the use and construction right the non-usage of the constructions for more than 2 consecutive years. In this case, Tagusparque shall acquire the property over the existent real estate but shall have to pay BCP or any other entity that validly occupies the position of holder of the use and construction right, the value of the real estate, calculated under a pre-determined formula, together with part of the price of the use and construction right that it received from BCP correspondent to the period of time remaining until the term of the agreement.

1.2.1.6.  Transfer of the use and construction right

BCP may only transfer the use and construction right over Plot 21 to entities with activities as described in the successive regulations of Taguspark, and as long as previously authorised, in writing, by Tagusparque.

Tagusparque has a right of first refusal in the sale of the use and construction right over Plot 21, including in relation to the sale of any resulting constructions included in that Plot.

BCP has a right of first refusal for the acquisition of the property of the Plot in respect of which the use and construction right was granted.

1.2.1.7.  Arbitration

Any issue resultant from the interpretation or execution of the present agreement which are not settled by agreement between the Parties shall be solved through an arbitrage made up of 3 arbitrators.

1.2.2.  Financial real estate lease agreement number 450001065

1.2.2.1.  Parties, scope and date of execution of the agreement

This agreement was executed between BCP, as lessor, and Chipidea, as lessee, on November 5, 2004, and has the purposes of granting the financial lease by BCP to Chipidea over the real estate to be constructed in Plot 21, having BCP acquired the use and construction right of Plot 21 for that purposes and at the request of Chipidea.

The purposes of the real estate object of the present agreement is the objective for which its construction and use are licensed.

1.2.2.2.  Term

The duration of the agreement is 15 years since November 5, 2004.

1.2.2.3.  Rents

The total value of the funding is € 4.999.269, and corresponds to: (i) price of the acquisition of the use and construction right over Plot 21; (ii) IMT (real estate transfer tax); (iii) the financing of the construction.

The total number of rents is 180, paid on a monthly basis. The first rent is of € 7.097,04, the 2nd rent until the 18th are of € 3.623,58, and the 19th rent until the 180th rent are of € 7.603,20. V.A.T. is due over the rents at the applicable rate.

The first rent is due on the date of execution of the agreement and the following rents on the first day of each month, beginning on December 1, 2004.

The residual value corresponds to 5% of the total financed value (plus V.A.T.).

1.2.2.4.  Reference and interest rate

The applicable index is EURIBOR (monthly).

The nominal interest rate applicable to the agreement corresponds to the applicable index plus spread of 2.500%, rounded up to the 0.125 percentage point immediately above. The first determination of the index shall take place on the date in which the first rent is due. The period for the determination of the interest shall correspond to the period between the dates in which 2 successive rents are due.

1.2.2.5.  Coordinators of the construction works

NORGESP - Gestão de Projectos e Controlo de Custos, Lda.

CONSULGAL - Consultores de Engenharia e Gestão, S.A.

The verification of the conclusion of the constructions works according to the execution projects, inexistence of defaults in the construction and that the construction complies with the purposes for which it was built shall be certified by a reception extract, signed by the lessee, and the building companies indicated in the agreement. The non-execution of such a reception extract is evidence that the works have not been completed under the agreed terms.

Within the maximum delay of 6 months following the execution of a reception extract the lessee has to obtain the correspondent administrative use license for the real estate. Any construction defaults have to be corrected by the lessee within the maximum delay of 1 year following the reception extract.

1.2.2.6.  Insurance

During construction phase an insurance for the patrimonial value of the construction plot in the amount of € 4.052.000 is required, whilst after this phase, a civil liability insurance in the amount of € 250.000, and an insurance for the patrimonial value of all constructions in the amount of € 4.400.000 is required.

1.2.2.7.  Use and construction right over Plot 21

Chipidea expressly declares that it accepts the use and construction right over the Plot 21 granted by Tagusparque, and to comply with all obligations resultant from that right and the Taguspark Regulation. Consequently, the breach or resolution of the use and construction right over Plot 21 for reasons not directly attributable to the lessor confer to it the right to terminate the present agreement, and to demand the immediate payment of all the debt, including due and undue rents (since the last rent paid by the lessee), amongst other matters.

1.2.2.8.  Transfer of the contractual position and sub-lease

The transfer of the contractual position of the lessee or the temporary transfer of use of the leased real estate depends on prior and express authorisation of the lessor.

Any sub-lease shall terminate automatically on the date in which this agreement terminates, whatever the motive.

Breach of the agreement

The lessor may terminate the agreement should during the construction works in case of an administrative or judicial temporary injunction that determines the definitive impossibility of construction or, even if it does not determine the definitive impossibility of construction, the lessor does not put an end to such a temporary injunction in the delay and in substance to be determined according to reasonable criteria of the lessor, or, if the administrative use license is not issued once the conclusion of the construction works have been concluded, or insolvency, winding-up and liquidation conditions of the lessee are verified, or legal judicial proceedings for the recovery, execution or a temporary injunction against the lessee is pending within which a seizure, freezing-order or any other encumbrance is caused over the leased property.

The lessor may terminate the agreement in case of breach of any of the obligations of the lessee, amongst other.

1.2.2.9.  Ownership

The lessor may consider definitely breached the present agreement if Mr. José de Albuquerque Epifânio da França, Mr. Carlos Mexia de Almeida de Azeredo Leme and João Paulo Calado Cordeiro Vital in any form decrease their ownership of the share capital of Chipidea in an aggregate percentage of 25%, whatever the motive for such a situation.

1.2.2.10.  Acquisition option

At the term of the financial real estate lease the lessee may acquire the leased real estate against the payment of a residual value on the condition that no amounts are due to the lessor.

The exercise of the option has to be notified to the lessor within a delay of 90 days prior to the date in which the last rent is due.

The lessee may exercise the acquisition option of the real estate prior to the term of the agreement on the condition that no amounts are due to the lessor and that intention is notified to the lessor within a prior delay of 90 days. In this case the price of the transfer shall be equivalent to the owed capital (rents still not due and the residual value), plus a commission of 5% of that value.

Should the acquisition option not be exercised the lessee must return the real estate to the lessor within the maximum delay of 15 days after the term of the financial real estate lease, with no encumbrances and free of persons and assets.

1.2.2.11.  Forum

To decide any issue resultant from the present agreement the court of Porto, Lisbon and of territorially competence due to the location of the real estate are competent, as decided by the lessor.

1.2.3.  Addendum to the financial real estate lease agreement number 450001065

An addendum to the financial real estate lease agreement number 45000165 was executed between Chipidea and BCP on May 4, 2007 with the purposes of changing the delay of the financial real estate lease to 33 months, having the agreement its term on July 5, 2007, with the residual value being owed on that date.

1.2.4.  Promissory sale and purchase agreement and acknowledgment of initial payment

1.2.4.1.  Parties, scope and date of execution of the agreement

A promissory sale and purchase agreement of Plot 21, and respective edification, free of any charges and encumbrances, was executed on July 12, 2006 between Chipidea, as promissory seller, and Fundo de Investimento Fundimo, represented by Fundimo - Sociedade Gestora de Fundos de Investimento Imobiliário, S.A. (“Fundimo”), as promissory acquirer.

1.2.4.2.  Price

The price for the sale and acquisition is € 6.500.000, plus V.A.T. at the applicable rate, paid under the following terms:

- € 1.625.000 on the date of execution of the payment and as initial payment of the price (which shall follow the legal framework established for this form of payment);

- the remaining part of the price, i.e. € 4.875.000, on the date of execution of the Public Deed executing the present promissory sale and purchase agreement.

The value correspondent to the V.A.T. of € 1.365.000 shall be paid until 120 days after the execution of the Public Deed.

1.2.4.3.  Lease of the real estate

Chipidea takes up the obligation of executing with Fundimo a real estate lease agreement for Plot 21 which constitutes an essential condition for the execution of this agreement.

1.2.4.4.  Public Deed

The Public Deed shall be executed until January 1, 2007, agreeing the parties that a sole extension of this agreement in 40 days on the sole basis that Chipidea has not obtained all the necessary documentation for the execution of the Public Deed. Should such an extension take place, Chipidea shall continue to pay, on a monthly basis, the amount it is obliged to pay under the terms of this agreement. Should the Public Deed not be executed due to Chipidea, Fundimo may cease to have interest in the transaction and terminate the agreement, with all legal consequences, including the right to receive2 times the initial payment.

1.2.4.5.  Breach

In case of breach of this agreement article 442 of the Portuguese Civil Code is applicable or, in alternative, dependent on the choice of the non-defaulting party, article 830 of the Portuguese Civil Code.

1.2.4.6.  Forum

To decide any issue resultant from the present agreement the court of Lisbon.

1.2.5.  Addendum to the promissory sale and purchase agreement and acknowledgment of initial payment

An addendum to the promissory sale and purchase agreement and acknowledgment of initial payment was executed on March 16, 2007, between Chipidea and Fundimo, with the objective of extending this agreement until May 31, 2007, only and solely in the case Chipidea has not yet all the required documentation for the execution of the Public Deed. The basis for this extension is that Chipidea has not yet obtained the administrative use license for the real estate, requirement for the execution of the sale and purchase agreement.

1.2.6.  Promissory real estate lease agreement (for non-residential purposes)

1.2.6.1.  Parties, scope and date of execution of the agreement

A promissory lease agreement (for non-residential purposes) has been entered into by Chipidea, as promissory lessee, and Fundimo, as promissory lessor, for the lease of Plot 21, and respective edification, on the basis of the execution of the promissory sale and purchase agreement of that same plot by the parties, on July 12, 2007.

1.2.6.2.  Term

The term of the lease agreement is 10 years from July 12, 2006, successively renewed for periods of 5 years.

Should Chipidea or Fundimo not intend on renovating the agreement it has to inform Fundimo accordingly, with a delay of 180 days in relation to the applicable term.

1.2.6.3.  Object of the lease

The leased property is to be used as the offices and parking of Chipidea.

1.2.6.4.  Transfer or sub-lease

The transfer or sub-lease of the property is only allowed by prior agreement of the parties.

1.2.6.5.  Rents

The value of the monthly rent is 39.000.000, plus V.A.T., but until the execution of the Public Deed for the acquisition of Plot 21 and respective edification the rent shall be correspondent to the initial payment paid by Fundimo to Chipidea, under the promissory sale and purchase agreement (i.e. being, therefore, on the basis of the initial price corresponding to 25% of the price of the sale and purchase agreement, the value of the rents, in these conditions, of € 9.750, plus V.A.T.).

The rents  are paid on the first business day of the month before that to which it refers.

With the payment of the current agreement, Chipidea shall pay the rents referent to July and August of 2006, and between 1 and 8 of August, it shall pay the rent correspondent to the month of September 2006.

The rents shall be updated from August 1, 2007.

1.2.6.6.  Works

Chipidea may not execute any works without the prior written authorisation of Fundimo and any works executed shall be incorporated in the real estate and Chipidea may not claim any compensation for those works. Chipidea is allowed to execute adaptation works of the building so as to better adapt it to its activities though it is forbidden of executing works that may affect the security and stability of the building. Any legal, administrative, municipality and tax proceedings referent to these adaptation works are exclusively of the responsibility of Chipidea from the date of execution of the present agreement.

1.2.6.7.  Maintenance

Chipidea is obliged to maintain the building in good maintenance, amongst others, though it of the responsibility of Fundimo expenses referent to repair works in the structural elements of the building.

1.2.6.8.  Insurance

From the date of execution of the present agreement Chipidea has to insure all equipment and other assets in the building, which constitute a part thereof through a multi-risk insurance.

1.2.6.9.  Bank guarantee

A bank guarantee on first demand will be given by Chipidea to Fundimo, in the value of € 70.785, correspondent to 6 months rent, to guarantee the timely and complete execution of its obligations during the period in which the agreement is in force.

Chipidea took up the obligation of substituting the bank guarantee within a delay of 6 months following the execution of the agreement or in the date of execution of the definitive agreement, depending on which occurs first, by another guarantee in the amount of € 566.280, correspondent to 12 months rent, plus V.A.T., also aimed at guaranteeing the complete and timely execution of its obligations during the period in which the agreement is in force.

1.2.6.10.  Conversion of the agreement

This agreement shall automatically convert into a real estate lease agreement with the execution of the Public Deed for the sale and acquisition of Plot 21.

1.2.6.11.  Forum

To decide any issue resultant from the present agreement the court of Oeiras is competent.

Lisbon, 14 November 2007

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